As Filed with the Securities and Exchange Commission on May 28, 2002
                                                             File No. 333-______
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                ----------------

                      RESOURCE ASSET MANAGEMENT CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                Nevada                                      93-0943718
     (State or Other Jurisdiction of                  (IRS Employer ID No.)
      Incorporation or Organization)

             2950 E. Flamingo Rd., Suite B, Las Vegas, Nevada 89121
                    (Address of Principal Executive Offices)

                                ----------------

                         STOCK COMPENSATION PLAN OF 2002
                            (Full Title of the Plan)

                                ----------------

                            HOWARD BEHLING, PRESIDENT
                      RESOURCE ASSET MANAGEMENT CORPORATION
                          2950 E. Flamingo Rd., Suite B
                             Las Vegas, Nevada 89121
                     (Name and Address of Agent for Service)

                                 (702) 892-0990
          (Telephone Number, Including Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

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                                        Proposed       Proposed
Title of Securities       Amount        Maximum         Maximum      Amount of
       to be              to be      Offering Price    Aggregate    Registration
   Registered          Registered(1)  Per Share(2)   Offering Price     Fee
--------------------------------------------------------------------------------
Common Stock.........   4,000,000        $0.51         $2,040,000     $187.68
TOTAL................   4,000,000          NA          $2,040,000     $187.68
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(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional shares that may be issuable in connection with share splits, share dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933, as amended and based upon an average of the high and low prices reported on the Nasdaq Over The Counter Bulletin Board on April 30, 2002.
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                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1. PLAN INFORMATION.

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"). Information about the Plan and Plan documents may be obtained from the party listed in Part II, Item 3 in this Registration Statement.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     Plan document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents previously filed with the Securities and Exchange Commission are incorporated herein by reference:

(a) The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2001 (the "Annual Report") filed by the Company (SEC File No. 000-26523) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Commission on January 11, 2002.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(c) The Registrant hereby incorporates the description of the Registrant's Common Stock by reference to section entitled Description of Common Stock in the Registration Statement on Form S-18, as filed on December 24, 1987, Commission File No. 33-19345-LA.

All of the above documents and documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof (the "Prospectus") to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

All documents incorporated by reference herein will be made available to all participants in the STOCK COMPENSATION PLAN OF 2002 without charge, upon written or oral request. Other documents required to be delivered to participants pursuant to Rule 428(b)(1) under the Securities Act of 1933 are also available without charge, upon written or oral request. All requests for documents shall be directed to: Howard Behling, President, Resource Asset Management Corporation, 2950 E. Flamingo Rd., Suite B, Las Vegas, Nevada 89121. Telephone number: (702) 892-0990.

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ITEM 4. DESCRIPTION OF SECURITIES.

     Not Applicable.


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 7502, 751, and 752 of the Nevada General Corporation Law empower a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. However, these provisions do not eliminate or limit the liability of the Company's directors and officers:

(a)  for any breach of their duty of loyalty to the Company or its stockholders;

(b) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c)  for any transaction from which they derived an improper personal benefit.

Nevada law provides that the indemnification permitted by that law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's By-Laws, any agreement, a vote of stockholders or otherwise.

Under Nevada law, the directors have a fiduciary duty to the Company and its shareholders that is not eliminated by these referenced Sections and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief may be available. In addition, each director of the Company will continue to be subject to liability under Nevada law for breach of their duty of loyalty for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or that involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to them, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Nevada law. These referenced Sections do not affect a director's or an officer's responsibilities under any other laws, such as the federal securities laws.

Article V of the Company's By-Laws provides for indemnification of its directors and officers.

At the present time, the Company does not have any officer-director liability insurance, nor does the Company have indemnification agreements with any of its directors, officers, employees or agents.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     See the Exhibit Index following the signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference

ITEM 9. UNDERTAKINGS.

A. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

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          (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



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                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Santa Ana, State of California on May 23, 2002.

                                           RESOURCE ASSET MANAGEMENT CORPORATION

                                           By: /s/ Howard Behling
                                           ------------------------------------
                                           Howard Behling
                                           President

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

       Signature                          Title                         Date
       ---------                          -----                         ----

/s/ Howard Behling             President and Director               May 25, 2002
-------------------------
Howard Behling


/s/ E. G. Marchi                Vice President and Director         May 25, 2002
-------------------------
E. G. Marchi




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                                  EXHIBIT INDEX



EXHIBIT NUMBER             DESCRIPTION
--------------             -----------


4.1         Stock Compensation Plan of 2002

5.1 Opinion of Law Office of David M. Griffith, a Professional Corporation (Attorney)

23.1 Consent of the Law Office of David M. Griffith, a Professional Corporation (set forth in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.2        Consent of Kabani & Company, Certified Public Accountant